Exhibit 16.1

Onestop Assurance PAC 10 Anson Road #21-14 International Plaza Singapore 079903 Tel: +65 6883 5647 Email:audit@onestop-audit.com Website: www.onestop-audit.com

December 11, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements in the Form 6-K dated December 11, 2025, of Ten-League International Holdings Limited (the “Company”) to be filed with the Securities and Exchange Commission. We agree with such statements as related to our Firm in such Form 6-K. We have no basis to, and therefore, are not in a position to agree or disagree with other statements made by the Company in the Form 6-K.

Sincerely,

/s/ Onestop Assurance PAC

Onestop Assurance PAC

PCAOB ID No. 6732